Consent of Independent Registered Public Accounting Firm

To the Shareholders and

Board of Trustees of

Evergreen Municipal Trust:

We consent to the use of our reports, dated July 24, 2009, with respect to the financial statements of the Evergreen Short-Intermediate Municipal Bond Fund, Evergreen Intermediate Municipal Bond Fund, Evergreen High Income Municipal Bond Fund, and Evergreen Municipal Bond Fund as of May 31, 2009, and our report, dated May 28, 2009, with respect to the financial statements of the Evergreen California Municipal Bond Fund as of March 31, 2009, each a series of the Evergreen Municipal Trust, incorporated herein by reference, and to the reference to our firm under the caption “FINANCIAL STATEMENTS” in the prospectus/proxy statement filed on form N-14.

/s/ KPMG LLP

Boston, Massachusetts

February 22, 2010